Exhibit 99.1

NEWS RELEASE

Golden Queen Announces Financial Results

for the First Quarter of 2019

VANCOUVER, BRITISH COLUMBIA – May 7, 2019 - Golden Queen Mining Co. Ltd. (TSX:GQM; OTCQX:GQMNF) (the “Company” or “Golden Queen”) announces its financial results for the quarter ended March 31, 2019 at its 50%-owned Soledad Mountain gold-silver mine (the “Mine”) located south of Mojave, California. The financial results were filed today on Form 10-Q with the United States Securities and Exchange Commission. All amounts are illustrated in thousands of US dollars and reflect 100% of the financial results of Golden Queen Mining Company, LLC (“GQM LLC”), the Company’s 50%-owned subsidiary that holds the Mine unless otherwise stated.

FIRST QUARTER OPERATIONAL HIGHLIGHTS

•	gold production of 12,032 ounces
•	silver production of 95,615 ounces
•	average gold grade placed this quarter was 0.022 ounces per ton gold

KEY METRICS

Mining	Q1’19	Q4’18	Q3’18	Q2’18	Q1’18
Ore mined (‘000 tons)	989	984	916	1,473	1,135
Waste mined: ore mined ratio	4.4:1	4.0.1	4.3:1	1.7:1	2.3:1
Gold grade placed (oz/ton)	0.022	0.022	0.025	0.020	0.019
Silver grade placed (oz/ton)	0.365	0.375	0.399	0.347	0.313
Gold sold (oz)	11,919	13,033	12,798	9,892	6,529
Silver sold (oz)	92,668	122,557	100,408	96,127	53,612
Total cash costs ($/t placed) (1)	21.55	21.25	19.47	16.56	18.06
Apparent gold cumulative recovery(1) (%)	67.4	67.2	67.1	69.1	71.5
Apparent silver cumulative recovery(1) (%)	29.3	27.1	28.5	27.7	27.1

Financial(1)	Q1’19	Q4’18	Q3’18	Q2’18	Q1’18
Revenue ($000)	16,979	17,478	16,855	14,485	9,585
Income (loss) from mine operations ($000)	2,077	8,754	(1,229)	2,991	(6,449)
General & administrative expenses ($000)	(1,832)	(2,123)	(839)	(879)	(1,254)
Total other expenses ($000)	(2,497)	(1,303)	(1,289)	(1,508)	(1,360)
Net & comprehensive (loss) income ($000)	(2,252)	4,937	(3,357)	602	(9,063)
Net & comprehensive (loss) income attributable to LTD ($000)	(2,300)	1,393	(2,403)	(632)	(5,417)
Average realized gold price(1) ($/oz sold)	1,302	1,206	1,201	1,302	1,330
Average realized silver price(1) ($/oz sold)	15.61	14.29	14.77	16.62	16.70

(1)	Total cash costs, apparent cumulative recovery and All-in sustaining costs (see below) are financial performance measures with no standard meaning under General Accounting Accepted Principles in the US (“US GAAP”). See below in this news release for information on non-GAAP measures used in this news release.

FIRST QUARTER FINANCIAL HIGHLIGHTS

•	Attributable net loss for the first quarter totaled $2.3 million, or $0.01 loss per share, on a basic and diluted basis
•	Revenue totaled $16.979 million in the first quarter
•	Gold sold in the first quarter totaled 11,919 ounces at an average realized gold price of $1,302 per ounce
•	Silver sold in the first quarter totaled 92,668 ounces at an average realized silver price of $15.61 per ounce
•	Cash and restricted cash balances as at March 31, 2019 totaled $6.683 million
•	Total cash costs net of by-product credits of $985 per ounce produced for the first quarter
•	All-in sustaining costs(2) of $1,226 net of by-product credits per ounce produced for the first quarter

For the three months ended March 31, 2019, the Company generated revenues from operations of $16,979 from the sale of 11,919 ounces of gold and 92,668 ounces of silver compared to revenues of $9,585 from the sale of 6,529 ounces of gold and 53,612 ounces of silver during the comparable period in 2018, an increase in revenue of $7,394.

The increase in revenue in the first quarter of 2019 compared to the same quarter in 2018 is explained by the poor performance in the first quarter of 2018; as the mine was slowly pulling out of a period of very low ore grade placed on the leach pad.

The costs, excluding depreciation and depletion, applicable to sales incurred during the three months ended March 31, 2019 were $12.3 million (three months ended March 31, 2018 - $13.0 million). The cost of sales, excluding depreciation and depletion, in the current quarter were relatively consistent with the comparable prior quarter. The total cash costs per ton placed has increased by 19.3% over the comparable quarter due mainly to the higher stripping ratio.

Depreciation and depletion expenses during the three months ended March 31, 2019 were $2,566 compared to $2,976 for the same period in 2018, a decrease of $410. The decrease in 2019 compared to 2018 was due to depreciation and depletion being allocated to stockpile inventory.

The financial position and results for the quarter ended March 31, 2019 are summarized in the tables below and are presented on a 100% project ownership basis unless otherwise noted (the figures on the table are expressed in thousands of US dollars, except share amounts, unless otherwise noted:

Financial Position	Q1’19	Q4’18	Q3’18	Q2’18	Q1’18
Cash and restricted cash	6,683	6,730	8,417	10,538	18,230
Prepaid expenses & other current assets	531	467	309	792	685
Inventories	38,263	31,944	20,327	17,108	9,928
Property, plant, equipment & mineral interests	134,769	135,818	137,981	141,407	141,641
Advance minimum royalties	497	497	471	304	304
Total assets	183,402	178,770	167,505	170,149	170,788
Working capital (deficit)	(15,340)	(11,107)	(11,378)	(9,792)	10,937
Current liabilities	54,530	42,330	40,431	38,230	17,906
Long-term liabilities	16,364	21,707	17,395	18,916	40,518
Shareholders’ equity	88,203	90,447	86,811	95,494	89,608

Net (Loss) Income	Q1’19	Q4’18	Q3’18	Q2’18	Q1’18
Net (loss) income & comprehensive (loss) income attributable to Golden Queen	(2,300)	1,393	(2,403)	(632)	(5,417)
Basic & diluted (loss) income per share attributable to the Company	(0.01)	0.01	(0.01)	(0.00)	(0.03)

BANKRUPTCY RISK AND PROPOSED TRANSACTION

The Company is currently unable to repay the interest and principal payments due on the November 2017 Loan. All payments of interest and principal on the Clay Group Loan are not due until completion of the proposed Transaction. If the shareholders vote against the Transaction, then the Clay Group Loan principal and accrued interest will be due immediately. Under this scenario, the independent directors and management will have no other venues than initiating bankruptcy process where the likely outcome for shareholders is the total loss of equity value.

Pursuant to a share purchase agreement dated February 7, 2019, the Company agreed to sell 100% of the shares of its subsidiary Golden Queen Mining Holdings Inc. (the “Transaction”), which currently owns 50% of the outstanding units of Golden Queen Mining, LLC, to a group of purchasers including Thomas M. Clay and certain members of the Clay family and associated entities (collectively, the “Purchasers”). Golden Queen Mining, LLC owns and operates the Soledad Mountain Project located in Kern County, California.

The consideration from the Purchasers is comprised of (i) US$4.25 million in cash; (ii) the extinguishment of all amounts owing to the Purchasers by the Company under a loan agreement (US$27.0 million as of March 31, 2019); and (iii) the cancellation of all of the Purchasers’ ownership interest in the Company (consisting of 177,701,229 Shares, 457,500 options and 18,000,000 share purchase warrants). In addition, the Purchasers may pay a contingent payment to the Company if the Soledad Mountain Project is subsequently sold or transferred to a third party in certain circumstances.

The consideration offered by the Purchasers totals approximately US$37.2 million (excluding the contingent payment), based on the volume-weighted average price of the Company’s Shares on the OTCQX Best Market for the 20 trading days ended February 7, 2019, and including the principal and accrued interest payable to the Purchasers pursuant to the loans to be extinguished.

Golden Queen has been investigating alternatives to refinance or reschedule its debt without success and now faces a significant insolvency risk. The proposed transaction has many benefits, including the elimination of this risk. Proxy Advisors Glass Lewis and Institutional Shareholder Services have both recommended that shareholders vote in favour of the transaction resolution.

On May 13, 2019, the Company will hold an Annual General and Special Meeting of Shareholders to vote on the Transaction. Refer to the proxy statement and management information circular dated April 10, 2019 for additional information.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS

VOTE ‘FOR’ THE TRANSACTION RESOLUTION.

MINING

In the first quarter of 2019, the Company continued stripping the East Pit phase 2. Total material mined was up slightly from the previous quarter, while processed ore and gold production were at similar levels.

Mechanical availability remained below plan in the first quarter of 2019, although downtime included time required for the installation of a larger secondary crusher. Leaching performance resulted in total apparent gold recovery to March 31, 2019 of 67.4%. The quarterly reduction in apparent gold recovery during the first quarter of 2019 was caused in part by limits on the amount of leach solution that can be placed on the leach pad, as a result of pad geometry. Management has designed a potential solution that will be implemented when all permits are obtained. In addition, East Pit ore has exhibited slower leach dynamics, than previously processed ore. The final recovery is expected remained unchanged, although a longer leach time will be required.

During the quarter, GQM LLC management prepared a new draft of the life of mine plan. While it has the potential to extend mine life, the cost structure has been reset at a higher level. The Company is considering applying for an addendum to the major permit to allow more flexibility for gold and silver mining as well as aggregate operations on Soledad Mountain.

For the three months ended March 31, 2019, the Company recorded aggregate sales of $9K. The Company will not include the sale of aggregate in cash flow projections until such time as a long-term contract for the sale of products has been secured.

TECHNICAL INFORMATION

The scientific and technical content of this news release was reviewed, verified and approved by Golden Queen Mining Company LLC’s Timothy Mazanek, SME, a qualified person as defined by National Instrument 43-101.

About Golden Queen Mining Co. Ltd.:

Golden Queen is an emerging gold and silver producer holding a 50% interest in an open pit, heap leach mining operation on the Soledad Mountain property, located just outside the town of Mojave in Kern County in southern California.

For further information, please contact:

Brenda Dayton

Telephone: 778.373.1557

Email: bdayton@goldenqueen.com

Caution with Respect to Forward-looking Statements: Except for statements of historical fact contained herein, the information in this press release includes certain “forward-looking information” or "forward-looking statements" within the meaning of applicable Canadian and U.S. securities legislation. Forward-looking statements can generally be identified by the use of forward-looking terminology such as “will continue to”, or similar terminology. Forward-looking statements include but are not limited to, statements related to expected production rates, ore output and grade results, plans and intentions with respect to activities on the Project, and the results of ongoing drilling supporting past resource estimates. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Forward-looking information is based on reasonable assumptions that have been made by the Company as at the date of such information and is subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements of the Company to differ materially from statements in this press release regarding our intentions including, without limitation, risks and uncertainties regarding: accidents; equipment breakdowns; commodity prices; changes in planned work resulting from logistical, technical or other factors; that results of operations on the Project will not meet projected expectations due to any combination of technical or operational factors; and other risks and uncertainties disclosed in the section entitled "Risk Factors" contained in our Annual Report on Form 10-K for the year ended December 31, 2018. Investors are cautioned that forward-looking statements are not guarantees of future performance and, accordingly, investors should not put undue reliance on forward-looking statements. Any forward-looking statement made by the Company in the press release is based only on information currently available to us and speaks only as of the date on which it is made. The Company does not undertake to update any forward-looking information that is contained or incorporated by reference herein, except in accordance with applicable securities laws.

NON-GAAP MEASURES: “Total cash costs” are common financial performance measures in the gold mining industry but with no standard meaning under US GAAP. Management believes that, in addition to conventional measures prepared in accordance with US GAAP, certain investors use this information to evaluate our performance and ability to generate cash flow. Accordingly, it is intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with US GAAP. The measure, along with sales, is considered to be a key indicator of a Company’s ability to generate earnings and cash flow from its mining operations. Total cash cost figures are calculated in accordance with a standard developed by The Gold Institute, which was a worldwide association of suppliers of gold and gold products and included leading North American gold producers. The Gold Institute ceased operations in 2002, but the standard is the accepted standard of reporting cash cost of production in North America. Adoption of the standard is voluntary and the cost measures presented may not be comparable to other similarly titled measures of other companies. Other companies may calculate these measures differently. Total cash costs are derived from amounts included in the statement of operations and include direct mining costs and site general and administrative costs. The direct mining costs shown on the table below include mine site operating costs such as mining, processing, smelting, refining, third party transportation costs, advanced minimum royalties and production costs less silver metals revenues. Management has determined that silver metals revenues when compared with gold metals revenues, are immaterial and therefore are considered a by-product of the production of gold.